Exhibit 23

                         Keller Bruner & Company, L.L.C.
                          Certified Public Accountants




         The Board of Directors
         FCNB Corp

         We consent to incorporation by reference of our report dated January 26, 1996 relating to the consolidated balance sheets of FCNB Corp and its subsidiaries of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, which report appears on page 43 of the 1995 FCNB Corp Annual Report and Form 10-K, in the following Registration Statements of FCNB Corp: Number 33-63092 on Form S-8 and Number 33-55040 on Form S-3.



                                                 Keller Bruner & Company, L.L.C.

         Frederick, Maryland
         March 26, 1996